UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 26, 2010

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

000-53930	DELAWARE	27-0756180
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 8.01 Other Events

General Motors Company (“GM” or the “Company”) has implemented the following actions:

New Secured Revolving Credit Facility

On October 27, 2010, the Company, through a wholly-owned, direct subsidiary, General Motors Holdings LLC (the “Borrower”), entered into a five year, $5.0 billion secured revolving credit facility, which includes a letter of credit sub-facility of up to $500 million, with Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers, Citibank, N.A., as the administrative agent, and Bank of America, N.A., as the syndication agent, and a syndicate of lenders. While the Company does not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility. Availability under the secured revolving credit facility is subject to borrowing base restrictions.

The Company and certain of the Borrower’s domestic subsidiaries guaranteed the Borrower’s obligations under the secured revolving credit facility. In addition, obligations under the secured revolving credit facility are secured by substantially all of the Borrower’s and the subsidiary guarantors’ domestic assets, including accounts receivable, inventory, property, plant, and equipment, real estate, intercompany loans, intellectual property, trademarks and direct investments in Ally Financial, Inc. and are also secured by the equity interests of the direct, “first-tier” domestic subsidiaries of the Borrower and of the subsidiary guarantors and up to 65% of the voting equity interests in certain direct, “first-tier” foreign subsidiaries of the Borrower and of the subsidiary guarantors, in each case, subject to certain exceptions. The collateral securing the secured revolving credit facility does not include, among other assets, cash, cash equivalents, marketable securities, as well as General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), the Company’s investment in Delphi Automotive LLP and the Company’s equity interests in its Chinese joint ventures and in GM Daewoo Auto & Technology, Inc. and in the direct or indirect owners of such equity interests.

Depending on certain terms and conditions in the secured revolving credit facility, including compliance with the borrowing base requirements and certain other covenants, the Borrower will be able to add one or more pari passu first-lien loan facilities. The Borrower will also have the ability to secure up to $2.0 billion of certain obligations of the Borrower and its subsidiaries that the Borrower may designate from time to time as additional pari passu first-lien obligations. Second-lien debt is generally allowed but second lien debt maturing prior to the final maturity date of the secured revolving credit facility is limited to $3.0 billion in outstanding obligations.

Interest rates on obligations under the secured revolving credit facility are based on prevailing per annum interest rates for Eurodollar loans or an alternative base rate plus an applicable margin, in each case, based upon the credit rating assigned to the debt evidenced by the secured revolving credit facility.

The secured revolving credit facility contains representations, warranties and covenants customary for facilities of this nature, including negative covenants restricting the Borrower from incurring liens, consummating mergers or sales of assets and incurring secured indebtedness, and restricting the Company from making restricted payments, in each case, subject to exceptions and limitations. In addition, the secured revolving credit facility contains minimum liquidity covenants, which require the Borrower to maintain at least $4.0 billion in consolidated global liquidity and at least $2.0 billion in consolidated U.S. liquidity.

Events of default under the secured revolving credit facility include events of default customary for facilities of this nature (including customary notice and/or grace periods, as applicable) such as:

•	the failure to pay principal at the stated maturity, interest or any other amounts owed under the secured revolving credit agreement or related documents;

•	the failure of certain of the Borrower’s representations or warranties to be correct in all material respects;

•	the failure to perform any term, covenant or agreement in the secured revolving credit agreement or related documents;

•	the existence of certain judgments that are not vacated, discharged, stayed or bonded;

•	certain cross defaults or cross accelerations with certain other debt;

•	certain ERISA defaults;

•	a change of control;

•	certain bankruptcy events; and

•	the invalidation of the guarantees.

While the occurrence and continuance of an event of default will restrict the Borrower’s ability to borrow under the secured revolving credit facility, the lenders will not be permitted to exercise rights or remedies against the collateral unless the obligations under secured revolving credit facility have been accelerated.

The secured revolving credit facility contemplates up-front fees, arrangement fees, and ongoing commitment and other fees customary for transactions of this nature.

Some of the lenders under the secured revolving credit facility and their affiliates have various relationships with the Company and its subsidiaries, including the Borrower, involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, the Company and its subsidiaries, including the Borrower, may enter into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description does not constitute a complete summary of the secured revolving credit facility and is qualified by reference in its entirety to the full text of the secured revolving credit facility.

Prepayment of VEBA Note

As a condition precedent to entering into the secured revolving credit facility, the Borrower was required to prepay the outstanding note payable to the UAW Retiree Medical Benefits Trust (the “VEBA Note”). On October 26, 2010, the Borrower repaid in full the outstanding principal amount (together with accreted interest thereon) of the VEBA Note of approximately $2.8 billion. Following repayment, all covenants and compliance requirements with respect to the VEBA Note no longer apply to the Borrower. The VEBA Note was held at a premium. GM will record a non-cash gain on the early extinguishment of debt totaling $0.2 billion in the fourth quarter of 2010.

GM expects to implement the following capital actions, conditional upon completion of GM’s previously announced proposed public offering (the “Public Offering”):

Purchase of Series A Preferred Stock

On October 27, 2010, the Company entered into an agreement with the United States Department of Treasury (the “UST”) to purchase 83.9 million shares of its Series A 9% Fixed Rate Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) held by the UST. The Company agreed to purchase the shares of Series A Preferred Stock at a purchase price equal to 102% of their approximately $2.1 billion aggregate liquidation amount. The purchase of the Series A Preferred Stock is contingent upon the completion of the Public Offering. Assuming completion of the Public Offering, the Company intends to purchase the Series A Preferred Stock on the first dividend payment date for the Series A Preferred Stock after the completion of the Public Offering. The next scheduled dividend payment date for the Series A Preferred Stock is December 15, 2010. The Company expects to record a $0.7 billion charge to Net income attributable to common stockholders for the difference between the purchase price and the recorded value of the shares of Series A Preferred Stock.

Contribution of Cash and Common Stock to U.S. Hourly and Salaried Pension Plans

After the Public Offering, the Company plans to contribute $4.0 billion in cash and $2.0 billion of its common stock to its U.S. hourly and salaried pension plans. The stock contribution is contingent upon Department of Labor review and approval and the number of shares of common stock contributed would be determined based upon the offering price of the Company’s shares of common stock in the Public Offering. The stock contribution will be valued as a plan asset for pension funding purposes at the time of contribution and for balance sheet purposes when the shares become fully transferable.

Termination of Wholesale Advance Financing Arrangements

Under wholesale financing arrangements, GM’s U.S. dealers typically borrow money from financial institutions to fund their vehicle purchases from GM. Subject to completion of the Public Offering, GM expects to terminate a wholesale advance agreement which provides for accelerated receipt of payments made by Ally Financial, Inc. on behalf of GM’s U.S. dealers pursuant to a wholesale financing arrangement with dealers. Similar modifications will be made in Canada. The wholesale advance agreements cover the period for which vehicles are in transit between assembly plants and dealerships. Upon termination, GM will no longer receive payments in advance of the date vehicles purchased by dealers are scheduled to be delivered, resulting in an increase of up to $2.0 billion to GM’s accounts receivable balance, depending on sales volumes and certain other factors in the near term, and the related costs under the arrangements will be eliminated.

The repayment of the VEBA Note, purchase of Series A Preferred Stock from the UST, cash and stock contributions to the pension plans and termination of wholesale advance financing arrangements will enable the Company to reduce leverage by $11 billion and reduce net interest and preferred dividends by $0.5 billion per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Company)

Date: October 28, 2010	By:	/s/ Nick S. Cyprus
Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer